Exhibit 5.1 and 23.1

William L. Pitman
Direct Dial: 804.783.6474
bpitman@williamsmullen.com

September 2, 2003

Board of Directors
NII Holdings, Inc.
10700 Parkridge Boulevard, Suite 600
Reston, Virginia 20191

Ladies and Gentlemen:

     This letter is in reference to the Registration Statement on Form S-3, Registration No. 333-107741 (the “Registration Statement”) filed by NII Holdings, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) for the registration under the Securities Act of 1933, as amended, of 3,000,000 shares of the Company’s Common Stock, $0.001 par value, including 2,000,000 shares of Common Stock to be sold by the Company (the “Company Shares”), and 1,000,000 issued and outstanding shares to be sold by MacKay Shields LLC (“MacKay”), an investment advisor, on behalf of certain accounts under its control, as selling shareholder (the “MacKay Shares”), which shares are proposed to be offered to the public pursuant to an Underwriting Agreement to be filed as an exhibit to the Registration Statement (the “Offering”). In addition, the underwriters in the Offering will have an option to purchase a maximum of 450,000 issued and outstanding additional shares of Common Stock from MacKay (the “Over-Allotment Shares”).

     We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion.

     The opinion expressed herein is limited in all respects to the application of the law of the State of Delaware.

     Based on the foregoing, and subject to the limitations and qualifications set forth herein, it is our opinion that the MacKay Shares and any Over-Allotment Shares sold by MacKay are validly issued, fully paid and non-assessable and the Company Shares, when issued against payment therefor pursuant to the Offering, will be validly issued, fully paid and non-assessable under the laws of the State of Delaware.

A Professional Corporation

Michigan • Virginia • Washington, D.C. • London
Two James Center 1021 East Cary Street (23219) P.O. Box 1320 Richmond, VA 23218-1320 Tel: 804.643.1991 Fax: 804.783.6507 www.williamsmullen.com

September 2, 2003

     Our opinion is expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus that is incorporated by reference into the Registration Statement.

Very truly yours,

WILLIAMS MULLEN

By:	/s/ William L. Pitman
A Shareholder